EXHIBIT 99.1

Nexstar Media Group Appoints Ellen Johnson to Board of Directors

Chief Financial Officer at IPG Brings Extensive Financial and
Advertising Industry Expertise to the Board

IRVING, Texas (July 30, 2024) – Nexstar Media Group, Inc. (NASDAQ: NXST) today announced the appointment of Ellen Johnson to its Board of Directors effective October 1, 2024. Ms. Johnson will serve as an independent director and will stand for election at the 2025 annual meeting of stockholders. Following her appointment, Nexstar will have 10 Board members, 9 of whom are independent and three of whom are women.

Ms. Johnson currently serves as Executive Vice President, Chief Financial Officer of Interpublic Group of Companies (NYSE: IPG), one of the world’s leading providers of marketing and advertising solutions. In this role, she has direct management responsibility for all areas of Global Finance, Information Technology and Investor Relations, and is the executive sponsor of ESG programs related to climate action, social programs and governance across IPG. She also oversees the mergers and acquisitions and financial planning functions.

“We are pleased to welcome Ellen to the Nexstar Board,” said Perry Sook, Nexstar Media Group’s Chairman and Chief Executive Officer. “She is an integral member of IPG’s executive team with an established record of success in the advertising and marketing services industries. Her extensive leadership experience in accounting, corporate finance and information technology, combined with her expertise in all areas of ESG will be invaluable to Nexstar as we continue to advance our business and execute on the Company’s goals to enhance shareholder value.”

Commenting on her appointment, Ms. Johnson said, “I am delighted to be joining Nexstar’s Board. Today Nexstar is a scaled media and entertainment business with a unique portfolio of local and national assets, including NewsNation, The CW and The Hill. I look forward to sharing my experience with the Board and management team as the Company pursues its continued growth.”

Before becoming CFO in 2020, Ms. Johnson was IPG’s Senior Vice President of Finance and Treasurer, with direct responsibility for Treasury, Corporate Development and Financial Planning and Analysis, managing the company’s liquidity, capital structure, and its relationships with banks and rating agencies.

Under her leadership, IPG has transformed its balance sheet and has increased the strength of its financial position. She helped initiate IPG’s return of capital programs in 2011. Since that time, the company has returned $7.2 billion to shareholders in dividends and share repurchases. Additionally, Ms. Johnson has significantly strengthened the company’s approach to mergers and acquisitions, including the integration and review process. In 2018, she played a key role in IPG’s strategic acquisition and successful financing of Acxiom for $2.3 billion, enabling the company to expand profitability during a period of significant investment, while maintaining its strong balance sheet and investment-grade credit ratings.

Ms. Johnson is a CPA who holds an Executive MBA in Finance from New York University Stern School of Business and a Bachelor’s degree from the State University at Albany.

About Nexstar Media Group, Inc.

Nexstar Media Group, Inc. (NASDAQ: NXST) is a leading diversified media company that produces and distributes engaging local and national news, sports and entertainment content across its television and digital platforms, including more than 310,000 hours of programming produced annually by its business units. Nexstar owns America’s largest local television broadcasting group comprised of top network affiliates, with 200 owned or partner stations in 116 U.S. markets reaching 220 million people. Nexstar’s national television properties include The CW, America’s fifth major broadcast network, NewsNation, our national news network providing “News for All America,” popular entertainment multicast networks Antenna TV and Rewind TV, and a 31.3% ownership stake in TV Food Network. The Company’s portfolio of digital assets, including its local TV station websites, The Hill and NewsNationNow.com, are collectively a Top 10 U.S. digital news and information property. For more information, please visit nexstar.tv.

Investor Contacts:

Lee Ann Gliha

Executive Vice President and Chief Financial Officer

Nexstar Media Group, Inc.

972/373-8800

Joseph Jaffoni or Jennifer Neuman

JCIR

212/835-8500 or nxst@jcir.com

Media Contact:

Gary Weitman

EVP and Chief Communications Officer

972/373-8800

gweitman@nexstar.tv

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